Exhibit 99.1
Directed Electronics Names New Chief Financial Officer
VISTA, Calif., Dec 27, 2006 — Directed Electronics, Inc. (Nasdaq: DEIX), the number one market share leader in premium home theater loudspeakers, consumer branded vehicle security and convenience systems, and aftermarket satellite radio receivers as well as a major supplier of mobile audio and video, today announced that Ronald F. Dutt, the Company’s current Executive Vice President – Finance, Operations and Legal, will be appointed Chief Financial Officer and Treasurer, effective January 2, 2007, succeeding John D. Morberg who will be pursuing an opportunity outside of Directed Electronics. Mr. Dutt’s new title will be Executive Vice President and Chief Financial Officer.
Before joining Directed over three months ago, Mr. Dutt enjoyed an extensive and impressive career of nearly 30 years in multiple businesses, most recently as Executive Vice President (EVP) and CFO of Sola International, which was a NYSE-listed, San Diego-based company with revenues approaching $700 million.
Prior to his tenure at Sola, Mr. Dutt served as Senior Vice President (SVP) and CFO of DHL Americas, a $2 billion subsidiary of DHL Worldwide; as SVP of Financial Planning & Analysis for Visa International; and in various roles of increasing responsibility over a nearly 20 year career at the Ford Motor Company. Mr. Dutt holds a BS degree from the University of North Carolina and an MBA from the University of Washington.
Jim Minarik, President and Chief Executive Officer, stated, “John Morberg has made significant contributions to our company and we wish him well in his future endeavors. We are very pleased with the financial infrastructure and team he has built and that he leaves our organization’s financial operations in excellent shape.”
“We are excited to have an executive of Ron’s fiscal management background and stature as our new CFO,” continued Mr. Minarik. “Ron has already made improvements in our business, and we look forward to his continued leadership.”
Mr. Morberg commented, “I have enjoyed working at Directed during this exciting time and am very proud of our many accomplishments during my tenure.”

About Directed Electronics
Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio(R) and Definitive Technology(R) premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper(R), Clifford(R), Python(R), Astroflex(R) and Autostart(R). Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO(R), Orion(R), Precision Power(R), Directed Audio(R), Xtreme(R) Directed Video(R), Directed Mobile Media(R) and Automate(R) brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at http://www.directed.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected net sales and expected net income per share for 2006. Shareholders and other readers are cautioned not to place undue reliance on these forward looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward- looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the Company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended

December 31, 2005. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
John Morberg/Ron Dutt
Directed Electronics, Inc.
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100